IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 23 /PRNewswire-FirstCall/ — IDEXX Laboratories, Inc. (Nasdaq: IDXX), today reported that revenues for the third quarter of 2009 were $259.1 million compared to $251.1 million for the third quarter of 2008. Organic revenue growth, as defined below, was 5%. Earnings per diluted share ("EPS") for the quarter ended September 30, 2009 grew 24% to $0.52 from $0.42 for the same period in the prior year.

Organic revenue growth excludes the impact of changes in currency exchange rates, which reduced revenue growth by approximately 2%, and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, which had minimal impact on revenue growth.

"In the third quarter IDEXX continued to execute against our strategy of technological innovation and international expansion, while addressing an economy that remains challenging," said Jonathan W. Ayers, Chief Executive Officer. "Our overall performance varied by line of business and geography, but our core companion animal businesses achieved solid organic growth worldwide. Growth of instrument and consumable sales, our largest business, continued to be led by sales of Catalyst Dx®, our next generation chemistry analyzer. Third quarter placements of 469 units put us on track for around 1,900 placements for the year. We continue to feel good about the progress in the Catalyst performance in the field and the energy and alignment in our sales channels, and thus, we expect a strong finish in the fourth quarter in both North America and Europe."

"Our international performance was a highlight of the quarter, particularly in Asia where we have experienced organic growth of 17% year-to-date, driven by more than 20% organic growth in the last two quarters. All of our major lines of business are present in the region, and we believe that some of our most attractive growth opportunities are found in Asia as well as other international markets. The relative strength of certain markets outside the U.S. is helping us continue to achieve growth despite the difficult economy."

"Strong bottom line performance during the quarter was driven to a large extent by our ongoing close management of operating expenses, where we have achieved some meaningful efficiencies. We also continue to see bottom line impact from careful management of the tax rate, finance leverage and share count."

"While we are cautious about the near-term economy, we remain confident in our long-term outlook based on the fundamental attractiveness of our markets, our unique and innovative product and service offerings, our international footprint, and our ability to achieve increasing operating efficiencies based on our growing experience and the scale of our businesses."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the third quarter of 2009 were $214.5 million compared to $204.8 million for the third quarter of 2008. Changes in foreign currency exchange rates reduced revenue growth by approximately 2%. Organic growth of 7% was the result of increased sales volume across all product lines and higher average unit sales prices. In the IDEXX VetLab® product line, higher sales volume was driven by sales of our Catalyst Dx® chemistry analyzer and related consumables. These favorable impacts were partly offset by lower sales volume and lower average unit sales prices for LaserCyte® hematology analyzers.

Water. Water segment revenues for the third quarter of 2009 were $19.7 million compared to $20.3 million for the third quarter of 2008. The decrease in Water revenue was due to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenue by 3%. The favorable impact of higher sales volumes was offset by lower unit sales prices.

Production Animal Segment. Production Animal Segment ("PAS") revenues for the third quarter of 2009 were $15.9 million compared to $17.8 million for the third quarter of 2008. Changes in foreign currency exchange rates unfavorably impacted revenue by approximately 3%. Organically, PAS revenue declined due primarily to lower sales volumes.

Year-to-Date Results

Year-to-date revenues were $761.3 million compared to $780.7 million for the nine months ended September 30, 2008. Organic growth for the nine months ended September 30, 2009 was 4%.

Year-to-date diluted EPS were $1.50 compared to $1.48 for the nine months ended September 30, 2008. As shown in the reconciliation of non-GAAP diluted EPS to earnings per share in the supplementary table provided below, diluted EPS of $1.50 grew 3% compared to 2008 non-GAAP diluted EPS of $1.46.

Additional Operating Results for the Third Quarter

Gross profit for the third quarter of 2009 increased $2.3 million, or 2%, to $130.5 million from $128.1 million for the third quarter of 2008. As a percentage of total revenue, gross profit decreased to 50% from 51%. The decrease in gross profit percentage was due primarily to higher overall manufacturing costs and higher relative sales of lower margin IDEXX VetLab® instruments and digital radiography systems, partly offset by lower depreciation expense related to IDEXX VetLab® instruments placed at customer sites and the impact of higher selling prices.

Research and development ("R&D") expense for the third quarter of 2009 was $16.6 million, or 6% of revenue, compared to $17.9 million, or 7% of revenue for the third quarter of 2008. The decrease in R&D expense was due primarily to the absence of pharmaceutical business R&D spending in the third quarter of 2009, resulting from the disposition of substantially all of our pharmaceutical business and assets in the fourth quarter of 2008.

Selling, general and administrative ("SG&A") expense for the third quarter of 2009 was $69.7 million, or 27% of revenue, compared to $71.2 million, or 28% of revenue, for the third quarter of 2008. The decrease in SG&A expense resulted primarily from the favorable impact of exchange rate changes on foreign currency denominated expenses, the absence of pharmaceutical business SG&A spending in the third quarter of 2009 and lower bad debt expense. These impacts were partly offset by higher personnel costs due, in part, to an increase in customer support resources.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and nine months ended September 30, 2009, as well as a reconciliation of earnings per share to non-GAAP diluted EPS.

Outlook for 2009 and 2010

The Company provides the following updated guidance for the full year of 2009 and preliminary guidance for 2010. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2009 and 2010. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in both years.

2009
•
Revenues are expected to be approximately $1.02 billion, which represents relatively flat reported revenues compared to 2008 and organic revenue growth of approximately 4%. This guidance is unchanged from the previous guidance provided in July 2009, as modest additional currency benefits from the weakening of the U.S. Dollar relative to other major currencies since July are offset by a slight reduction in organic revenue growth.

•
Diluted EPS are expected to be $1.92 to $1.95, an increase from our previous guidance of $1.88 to $1.92, reflecting the anticipated currency benefits discussed above, third quarter tax benefits from the expiration of certain statutes of limitation and projected lower operating expenses.

•	Free cash flow is expected to be approximately 105% of net income.

2010
•
Revenue is expected to be $1.08 to $1.1 billion, which represents revenue growth of 6% to 8% compared to projected revenue for 2009. Revenue growth adjusted to exclude a projected 2% benefit from foreign exchange rate changes is estimated to be in the range of 4% to 6%.

•	Diluted EPS are expected to be in the range of $2.15 to $2.25.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its third quarter results. To participate in the conference call, dial 1-612-288-0340 or 1-877-209-9923 and reference confirmation code 119780. An audio replay will be available through Friday, October 30, 2009 by dialing 1-320-365-3844 and referencing replay code 119780.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,700 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the impact of a weak economy on demand for the Company's products and services; the impact of changes and disruptions in financial and currency markets; the effectiveness of the Company's sales and marketing activities; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; the Company's ability to manufacture complex biologic products; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; and the loss of key employees. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2009	2008	2009	2008

Revenue:	Revenue	$259,120	$251,093	$761,298	$780,737
Expenses
and Income:	Cost of revenue	128,643	122,944	367,948	371,492
	Gross profit	130,477	128,149	393,350	409,245
	Sales and marketing	41,504	41,527	124,365	129,742
	General and administrative	28,185	29,705	88,047	89,407
	Research and development	16,583	17,920	49,116	53,489
	Income from operations	44,205	38,997	131,822	136,607
	Interest expense, net	(388)	(560)	(1,187)	(1,688)
	Income before provision for income taxes	43,817	38,437	130,635	134,919
	Provision for income taxes	12,281	12,738	39,361	42,305
Net Income:	Net income	$31,536	$25,699	$91,274	$92,614
	Earnings per share: Basic	$0.54	$0.43	$1.55	$1.54
	Earnings per share: Diluted	$0.52	$0.42	$1.50	$1.48
	Shares outstanding: Basic	58,656	59,473	58,911	60,121
	Shares outstanding: Diluted	60,668	61,865	60,718	62,603

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2009	2008	2009	2008

Key Operating	Gross profit	50.4%	51.0%	51.7%	52.4%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	26.9%	28.4%	27.9%	28.1%
revenue):	Research and development expense	6.4%	7.1%	6.5%	6.9%
	Income from operations (1)	17.1%	15.5%	17.3%	17.5%

International	International revenue
	(in thousands)	$102,044	$99,646	$298,456	$316,902
Revenue:	International revenue as a
	percentage of total revenue	39.4%	39.7%	39.2%	40.6%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Nine Months Ended
			Income from
	Gross Profit		Operations
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008

GAAP measurement	$393,350	$409,245	$131,822	$136,607
% of revenue	51.7%	52.4%	17.3%	17.5%
Discrete income tax benefits(1)	-	-	-	-

Non-GAAP comparative measurements(2)	$393,350	$409,245	$131,822	$136,607
% of revenue	51.7%	52.4%	17.3%	17.5%

	Nine Months Ended
			Earnings per Share
	Net Income		Diluted
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008

GAAP measurement	$91,274	$92,614	$1.50	$1.48
% of revenue	12.0%	11.9%
Discrete income tax benefits(1)	-	(1,472)	-	(0.02)
Non-GAAP comparative measurements(2)	$91,274	$91,142	$1.50	$1.46
% of revenue	12.0%	11.7%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2008, the separately identified discrete income tax benefit was due to a reduction in international deferred tax liabilities due to a reduction in international tax rates.

(2) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2009	2008	2009	2008
Revenue:	CAG	$214,461	$204,762	$625,442	$637,534
	Water	19,691	20,321	54,707	57,287
	PAS	15,943	17,801	53,848	60,452
	Other	9,025	8,209	27,301	25,464
	Total	$259,120	$251,093	$761,298	$780,737

Gross Profit:	CAG	$105,234	$99,807	$310,010	$321,842
	Water	12,251	12,825	35,961	35,573
	PAS	9,257	12,035	35,664	40,698
	Other	3,721	3,462	11,462	10,840
	Unallocated	14	20	253	292
	Total	$130,477	$128,149	$393,350	$409,245

Income from Operations:	CAG	$38,002	$28,800	$106,993	$105,412
	Water	8,416	8,865	24,336	23,437
	PAS	944	3,482	11,002	14,824
	Other	(244)	127	(145)	634
	Unallocated	(2,913)	(2,277)	(10,364)	(7,700)
	Total	$44,205	$38,997	$131,822	$136,607

Gross Profit (as a percentage of revenue):	CAG	49.1%	48.7%	49.6%	50.5%
	Water	62.2%	63.1%	65.7%	62.1%
	PAS	58.1%	67.6%	66.2%	67.3%
	Other	41.2%	42.2%	42.0%	42.6%

Income from Operations (as a percentage of revenue):	CAG	17.7%	14.1%	17.1%	16.5%
	Water	42.7%	43.6%	44.5%	40.9%
	PAS	5.9%	19.6%	20.4%	24.5%
	Other	(2.7)%	1.6%	(0.5)%	2.5%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

	Three Months Ended
	Sept. 30,	Sept.30,	Dollar	Percentage
Net Revenue	2009	2008	Change	Change

CAG	$214,461	$204,762	$9,699	4.7%
Water	19,691	20,321	(630)	(3.1)%
PAS	15,943	17,801	(1,858)	(10.4)%
Other	9,025	8,209	816	9.9%
Total	$259,120	$251,093	$8,027	3.2%

	Three Months Ended
			Percentage
			Change Net of
		Percentage	Acquisitions/
	Percentage	Change from	Divestitures
	Change from	Acquisitions/	and Currency
Net Revenue	Currency (1)	Divestitures (2)	Effect (3)

CAG	(1.9)%	(0.1)%	6.7%
Water	(3.0)%	-	(0.1)%
PAS	(2.8)%	-	(7.6)%
Other	(0.4)%	-	10.3%
Total	(2.0)%	(0.1)%	5.3%

	Three Months Ended
	Sept. 30,	Sept. 30,	Dollar	Percentage
Net Revenue	2009	2008	Change	Change

Instruments and consumables	$83,922	$80,587	$3,335	4.1%
Rapid assay products	37,753	36,300	1,453	4.0%
Laboratory and consulting services	76,419	73,536	2,883	3.9%
Practice information management systems and digital radiography	16,367	13,333	3,034	22.8%
Pharmaceutical products	-	1,006	(1,006)	(100.0)%

Net CAG Revenue	$214,461	$204,762	$9,699	4.7%

	Three Months Ended
			Percentage
			Change Net of
		Percentage	Acquisitions/
	Percentage	Change from	Divestitures
	Change from	Acquisitions/	and Currency
Net Revenue	Currency (1)	Divestitures (2)	Effect (3)

Instruments and consumables	(1.9)%	-	6.0%
Rapid assay products	(0.5)%	-	4.5%
Laboratory and consulting services	(2.7)%	0.9%	5.7%
Practice information management systems and digital radiography	(0.9)%	0.3%	23.4%
Pharmaceutical products	-	(100.0)%	-
Net CAG revenue	(1.9)%	(0.1)%	6.7%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended September 30, 2009 to the three months ended September 30, 2008.

(2) Represents the percentage change in revenue during the three months ended September 30, 2009 compared to the three months ended September 30, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to June 30, 2008.

(3) Organic growth

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

	Nine Months Ended
	Sept. 30,	Sept. 30,	Dollar	Percentage
Net Revenue	2009	2008	Change	Change

CAG	$625,442	$637,534	$(12,092)	(1.9)%
Water	54,707	57,287	(2,580)	(4.5)%
PAS	53,848	60,452	(6,604)	(10.9)%
Other	27,301	25,464	1,837	7.2%
Total	$761,298	$780,737	$(19,439)	(2.5)%

	Nine Months Ended
			Percentage
			Change Net of
		Percentage	Acquisitions/
	Percentage	Change from	Divestitures
	Change from	Acquisitions/	and Currency
Net Revenue	Currency (1)	Divestitures (2)	Effect (3)

CAG	(4.2)%	(2.8)%	5.1%
Water	(5.8)%	-	1.3%
PAS	(7.7)%	-	(3.2)%
Other	(1.4)%	-	8.6%
Total	(4.5)%	(2.3)%	4.3%

	Nine Months Ended
	Sept. 30,	Sept. 30,	Dollar	Percentage
Net Revenue	2009	2008	Change	Change

Instruments and consumables	$239,889	$236,974	$2,915	1.2%
Rapid assay products	116,997	116,628	369	0.3%
Laboratory and consulting services	222,987	222,984	3	-
Practice information management systems and digital radiography	45,515	42,373	3,142	7.4%
Pharmaceutical products	54	18,575	(18,521)	(99.7)%

Net CAG revenue	$625,442	$637,534	$(12,092)	(1.9)%

	Nine Months Ended
			Percentage
			Change Net of
		Percentage	Acquisitions/
	Percentage	Change from	Divestitures
	Change from	Acquisitions/	and Currency
Net Revenue	Currency (1)	Divestitures (2)	Effect (3)

Instruments and consumables	(4.9)%	-	6.1%
Rapid assay products	(1.3)%	-	1.6%
Laboratory and consulting services	(5.6)%	0.3%	5.3%
Practice information management systems and digital radiography	(2.0)%	0.1%	9.3%
Pharmaceutical products	-	(100.0)%	0.3%
Net CAG revenue	(4.2)%	(2.8)%	5.1%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the nine months ended September 30, 2009 to the nine months ended September 30, 2008.

(2) Represents the percentage change in revenue during the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2007.

(3) Organic growth

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		Sept. 30, 2009	Dec. 31, 2008
Assets:	Current Assets:
	Cash and cash equivalents	$106,728	$78,868
	Accounts receivable, net	115,141	111,498
	Inventories	124,488	115,926
	Other current assets	39,370	49,598
	Total current assets	385,727	355,890
	Property and equipment, at cost	346,170	320,198
	Less: accumulated depreciation	149,628	130,552
	Property and equipment, net	196,542	189,646
	Other long-term assets, net	232,620	219,901
	Total assets	$814,889	$765,437

Liabilities and Stockholders' Equity:	Current Liabilities:
	Accounts payable	$21,465	$28,006
	Accrued expenses	102,706	104,616
	Debt	63,398	151,385
	Deferred revenue	10,994	11,285
	Total current liabilities	198,563	295,292
	Long-term debt, net of current portion	4,489	5,094
	Line of credit, net of current portion	80,000	-
	Other long-term liabilities	32,203	26,857
	Total long-term liabilities	116,692	31,951

	Total stockholders' equity	499,634	438,194
	Total liabilities and stockholders' equity	$814,889	$765,437

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
		2009	2009	2009	2008	2008
Key Balance	Days sales outstanding	41.2	40.2	43.8	41.9	42.3
Sheet Information:	Inventory turns	1.8	1.8	1.6	2.0	1.9

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		Sept. 30,	Sept. 30,
		2009	2008
Operating:	Cash Flows from Operating Activities:
	Net income	$91,274	$92,614
	Non-cash charges	49,439	38,843
	Changes in current assets and liabilities, net of acquisitions	(25,210)	(21,643)
	Net cash provided by operating activities	$115,503	$109,814
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(35,615)	(64,982)
	Proceeds from disposition of pharmaceutical product lines	1,377	-
	Proceeds from sale of property and equipment	2,056	-
	Acquisitions of intangible assets and businesses, net of cash acquired	(6,680)	(8,649)
	Acquisitions of equipment leased to customers	(747)	(560)
	Net cash used by investing activities	$(39,609)	$(74,191)
Financing:	Cash Flows from Financing Activities:
	Borrowings (payments) on revolving credit facilities, net	(8,798)	92,099
	Payment of other notes payable	(731)	(542)
	Purchase of treasury stock	(57,966)	(122,429)
	Proceeds from the exercise of stock options and employee stock purchase plans	13,104	14,856
	Tax benefit from exercise of stock options and vesting of restricted stock units	3,851	5,906
	Net cash used by financing activities	$(50,540)	$(10,110)
	Net effect of changes in exchange rates on cash	2,506	(1,287)
	Net increase in cash and cash equivalents	27,860	24,226
	Cash and cash equivalents, beginning of period	78,868	60,360
	Cash and cash equivalents, end of period	$106,728	$84,586

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Nine Months Ended
		Sept. 30,	Sept. 30,
		2009	2008

Free Cash Flow:	Net cash provided by operating activities	$115,503	$109,814
	Financing cash flows attributable to tax benefits from exercise of stock options and vesting of restricted stock units	3,851	5,906
	Purchase of property and equipment	(35,615)	(64,982)
	Acquisition of equipment leased to customers	(747)	(560)
	Free cash flow	$82,992	$50,178

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2008	2009	2008
Share repurchases during the period	372	391	1,433	2,343
Average price paid per share	$48.99	$51.43	$40.45	$52.26

Shares remaining under repurchase authorization as of September 30, 2009:  2,780

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

CONTACT: Merilee Raines, Chief Financial Officer, IDEXX Laboratories, Inc., +1-207-556-8155